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                                   EXHIBIT 5



                                 June 23, 1995



Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214

Gentlemen:

          We have acted as counsel to Community Bank System, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-2 (No. 33-58539) filed with the Securities and Exchange Commission, as amended (the "Registration Statement"), pertaining to the offering of 862,500 shares (including 112,500 shares to cover an over-allotment option granted to the underwriters) of its Common Stock with a par value of $1.25 (the "Common Stock Offering"), and the offering of 90,000 shares of its Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share (the "Preferred Stock Offering").

          With respect to the shares of Common Stock and Cumulative Perpetual Preferred Stock, Series A, $1.00 par value share ("Series A Preferred Stock") to be issued by the Company pursuant to the Registration Statement, it is our opinion that, upon consummation of the Common Stock Offering and the Preferred Stock Offering as described in the Registration Statement upon the terms and conditions set forth therein, the shares will be legally issued, fully paid and non-assessable.
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Community Bank System, Inc.
June 23, 1995
Page 2

          In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, before any distribution or payment is made to holders of the Company's capital stock ranking junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock will be entitled to receive, to the extent available for distribution to the Company's stockholders, $100.00 per share plus accrued and unpaid dividends.
The liquidation preference of the shares of Series A Preferred Stock exceeds the par value of such shares. The Company's Certificate of Incorporation does not contain any restrictions upon surplus by reason of the excess of the liquidation preference over the par value, and does not contain any remedies available to holders of Series A Preferred Stock before or after the payment of any dividend that would reduce surplus to an amount less than such excess. The applicable provisions of the Delaware General Corporation Law (Sections 154 and 170) which define the surplus of a Delaware corporation available for payment of dividends do not restrict such surplus by reason of any liquidation preference exceeding the par value with respect to such shares, and the Company has advised us that it is under no contractual obligation to restrict its surplus by reason of the liquidation preference of the Series A Preferred Stock exceeding the par value for such shares.

          The Certificate of the Powers, Designations, Preferences and Rights of the Series A Preferred Stock (pursuant to Section 151 of the Delaware Corporation Law) provides (a) that the Company shall not amend its Certificate of Incorporation or the Certificate of the Powers, Designations, Preferences and Rights so as to change the preferences, rights or limitations of the Series A Preferred Stock in any material respect prejudicial to the holders thereof without the affirmative vote or written consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, and (b) that if, at any time, the Company shall be in arrears in dividends upon shares of the Series A Preferred Stock in an amount equal to dividends for a total of three semi-annual dividend payment periods (whether consecutive or not), the holders of the outstanding shares of Series A Preferred Stock will be entitled to elect, voting as a class, two members of the Company's Board of Directors at the Company's next annual meeting for the election of directors or a special meeting called for such purpose, and such right shall continue until full cumulative dividends for all past dividend payment periods that have been paid or declared and set apart for payment.

          Subject to the foregoing, it is our opinion that there is no restriction upon the surplus of the Company by reason of the fact that the liquidation preference of the Series A Preferred Stock is in excess of the par value thereof, and that no remedies are available to the holders of Series A Preferred Stock before or after payment of any dividend which would reduce the surplus of the Company to an amount less than the amount of such excess.
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Community Bank System, Inc.
June 23, 1995
Page 3

          We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

                              Very truly yours,

                              BOND, SCHOENECK & KING, LLP